AMENDED AND RESTATED

                               RETIREMENT PLAN FOR
                             NON-INTERESTED TRUSTEES
                                  OR DIRECTORS
                         OF THE OPPENHEIMER QUEST FUNDS,
                         THE OPPENHEIMER ROCHESTER FUNDS
                         AND THE OPPENHEIMER MIDCAP FUND


         The investment companies referred to on Schedule A, as such schedule may be amended from time to time (the "Adopting Funds") have adopted this Retirement Plan for Non-Interested Trustees and Directors (the "Plan"). OppenheimerFunds, Inc. acts as manager or adviser ("OFI") and OppenheimerFunds Distributor, Inc. ("OFDI") acts as distributor, for the Adopting Funds.

         The Plan has been established for the benefit of (i) the Trustees of an Adopting Fund if the Adopting Fund is organized as a Massachusetts business trust, (ii) the Directors of an Adopting Fund if the Adopting Fund is organized as a corporation, and (iii) the "directors" (as such term is defined in Section 2(a)(12) of the Investment Company Act of 1940, as amended [the "Act"]) of an Adopting Fund if the Adopting Fund is any other type of organization, who in any such case are not interested persons (as such term is defined in Section 2(a)(19) of the Act) of OFI or OFDI. Such Trustees, Directors or "directors" are referred to as "Independent Board Members" regardless of the form of business organization of the Adopting Funds. "Board" shall mean, with respect to any Adopting Fund, the Board of Directors or Trustees or "directors," (as such term is defined in Section 2(a)(12) of the Act), of such Adopting Fund.

1.       ELIGIBILITY

         Each Independent Board Member who serves as a director on the date hereof or hereafter commences service as a director and who, at the time of Retirement (as defined in paragraph 6(e)), has served as an Independent Board Member ("Eligible Service") for at least seven years, or such lesser period as may be approved by the Board, will be an "Eligible Board Member," and will be eligible to receive a Benefit (as defined in paragraph 6(f)) from each Adopting Fund commencing on the last day of the calendar month in which such Eligible Board Member's seventieth birthday occurs (such day is referred to as such Eligible Board Member's "Eligible Retirement Date"). An Independent Board Member's period of Eligible Service commences on the date of election to the board of directors or trustees, as the case may be, as an Independent Board Member (the "Board") of any Adopting Fund or of any other registered investment company as to which OFI acts as manager or adviser.

2.       RETIREMENT DATE; AMOUNT OF BENEFIT

                  (a) Retirement. Each Independent Board Member other than an Independent Board member who was a Trustee or Director (whether Independent or not) on the date (the "Original Adoption Date") of the original adoption of this Plan by the Board of any Adopting Fund (an "Adopting Board Member"), will retire not later than the last day of the calendar month in which such Eligible Board Member's seventy-fifth birthday occurs; provided, however, that the Board of any Adopting Fund may, to avoid the simultaneous retirement of more than one of the Independent Board Members or for any other appropriate reason, waive the obligation of any Independent Board Member to retire on such date and may establish a later date as his or her "Eligible Retirement Date." Any establishment of an Eligible Retirement Date may be further extended by the Board.

         The "Base Retirement Date" for each Eligible Board Member shall be the last day of the calendar month in which such Eligible Board Member retires. Each retired Independent Board Member is referred to as a "Retired Board Member."

                  (b) Regular Retirement Benefit. Upon Retirement, each Eligible Board Member will receive, commencing as of the later of such Eligible Board Member's Eligible Retirement Date or Base Retirement Date, for the remainder of the Eligible Board Member's life, a retirement benefit (the "Regular Benefit") paid at an annual rate equal to 40% of the average total compensation, inclusive of compensation received for attendance at meetings, paid to such Eligible Board Member as an Independent Board Member in each of the five highest years of compensation for Eligible Service ("Average Compensation"), plus an additional 0.4166666666667% of such Average Compensation for each full month of Eligible Service in excess of seven years, up to a maximum of 80% of such Average Compensation for fifteen or more years of Eligible Service.

                  (c) Election of Alternate Payment of Benefit. Each Independent Board Member shall have the option, exercisable within ninety days after the later of the Original Adoption Date or the first date of such Eligible Board Member's election as an Independent Board Member, to elect to receive, subject to becoming an Eligible Board Member, a retirement benefit (the "Alternate Benefit") based upon the combined life expectancy of such Eligible Board Member and his or her spouse on the date of election by such Eligible Board Member (rather than solely upon such Eligible Board Member's own life, as shall be the case unless such Eligible Board Member shall otherwise elect as provided in this
Section 2(c)), commencing on the later of such Eligible Board Member's Base Retirement Date and payable through the remainder of the later of the lives of such Eligible Board Member and spouse. Each Eligible Board Member shall have the option, exercisable within ninety days before such Eligible Board Member's Base Retirement Date, to change such Eligible Board Member's previous election, and to choose either the Regular Benefit or the Alternate Benefit. In the event of the death of an Eligible Board Member who has chosen the Alternate Benefit prior to such Eligible Board Member's Retirement, his or her spouse shall be entitled to a retirement benefit, commencing upon such death, which shall be the Actuarial Equivalent of the benefit such spouse would have received had such Eligible Board Member died on his or her Eligible Retirement Date. The Alternate Benefit shall be the actuarial equivalent of the Regular Benefit provided under paragraph 2(b). Actuarial equivalence for these purposes shall be computed by the Board with the advice of an enrolled actuary (as defined in the Employee Retirement Income Security Act of 1974, as amended ["ERISA"]).

                  (d) Early Payment of Benefit. At the discretion of the Board, an Eligible Board Member may receive, commencing on a date earlier than such Eligible Board Member's Eligible Retirement Date that is fixed by the Board in its sole discretion upon a showing of good cause by the Eligible Board Member, a retirement benefit (the "Early Benefit") for the remainder of such Eligible Board Member's life or based upon the combined life expectancy of such Eligible Board Member and his or her spouse (rather than solely upon such Eligible Board Member's own life) which is the actuarial equivalent of the Regular Benefit or Alternate Benefit elected by such Eligible Board Member pursuant to Section 2(c). Actuarial equivalence for these purposes shall be computed by the Board with the advice of an Enrolled Actuary selected by the Board. Good cause for these purposes may include (but is not limited to) the permanent disability of the Eligible Board Member, and any substantial medical or other similar expenses of the Eligible Board Member.

3.       TIME OF PAYMENT

         The Benefit to each Eligible  Board Member will,  except as provided in
Section 2(d) hereof, commence on the later of such Eligible Board Member's Base Retirement Date or Eligible Retirement Date and will be paid each year in quarterly installments that are as nearly equal as possible, on the first day of each calendar quarter.

4.       PAYMENT OF BENEFIT; ALLOCATION OF COSTS

         The Adopting Funds are responsible for the payment of the Benefits, as well as all expenses of administration of the Plan, including without limitation all accounting and legal fees and expenses and fees and expenses of any Enrolled Actuary. The obligations of the Adopting Funds to pay such benefits and expenses will not be secured or funded in any manner, and such obligations will not have any preference over the lawful claims of the Adopting Funds' creditors and stockholders, shareholders, beneficiaries or limited partners, as the case may be. To the extent that the Adopting Funds consist of one or more separate portfolios, such costs and expenses will be allocated among such portfolios in the proportion that compensation of Independent Board Members is allocated among such portfolios.

5.       ADMINISTRATION

                  (a) Administration. Any question involving entitlement to payments under or the administration of the Plan will be referred to the Independent Board Members of each of the Adopting Funds, who will make all interpretations and determinations necessary or desirable for the Plan's administration (such interpretations and determinations will be final and conclusive), adopt, amend or repeal by-laws or other regulations, relating to the administration of the Plan and cause such records to be kept as may be necessary for the administration of the Plan.

6.       MISCELLANEOUS AND TRANSITION PROVISIONS

                  (a) Rights Not Assignable. The right to receive any payment under the Plan is not transferable or assignable. Except as otherwise provided herein with respect to the Alternate Benefit, the Plan shall not create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance, or other such right in any spouse or heirs or the estate of any Eligible Board Member or Retired Board Member.

                  (b) Amendment, etc. The Board of each of the Adopting Funds, with the concurrence of the Independent Board Members of such Fund, may at any time amend or terminate the Plan, or waive any provision of the Plan, with respect to that Fund; provided that except as otherwise provided herein, no amendment, termination or waiver will impair the rights of an Eligible Board Member to receive upon Retirement the payments which would have been made to such Board Member had there been no such amendment, termination or waiver (based upon such Board Member's Eligible Service to the date of such amendment, termination or waiver) or the rights of a Retired Board Member to receive any Benefit due under the Plan, without the consent of such Eligible Board Member or Retired Board Member, as the case may be. Notwithstanding any provision to the contrary, the Board of an Adopting Fund, with the concurrence of the Independent Board Members of such Fund, may at any time: (i) amend or terminate the Plan with respect to that Fund to comply with any applicable provision of law or any rule or regulation adopted, or proposed to be adopted, by any governmental agency or any decision of any court or administrative agency; (ii) change any assumptions used to determine what benefit may be an Actuarial Equivalent, or
(iii) terminate the Plan of an Adopting Fund (a "Liquidated Adopting Fund") which adopts a plan of liquidation (the "Liquidation Plan") or an Adopting Fund (an "Acquired Adopting Fund") substantially all the assets of which are acquired by an entity which is itself an Adopting Fund (the "Acquiring Adopting Fund") pursuant to a plan of reorganization between the Acquired Adopting Fund and the Acquiring Adopting Fund (the "Reorganization Plan"), such termination to be deemed approved upon adoption of the Liquidation Plan or Reorganization Plan, as the case may be, and to be effective upon the effectiveness of the liquidation or reorganization contemplated thereby without liability or further obligation for any Benefits accrued or otherwise payable to an Independent Board Member by the Liquidated Adopting Fund or Acquired Adopting Fund, as the case may be.

                  (c) Waiver. An Eligible Board Member or Retired Board Member may elect to waive receipt of his or her Benefit by so advising the Board.

(d) No Right to Re-election. Nothing in the Plan will create any obligation on the part of ------------------------ the Board to nominate any Independent Board Member for re-election.

                  (e) "Retirement" Defined. The term "Retirement" includes any termination of service of an Eligible Board Member except any termination which the Committee determines to have resulted from the Eligible Board Member's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Independent Board Members.

                  (f) "Benefit" Defined. The term "Benefit" shall mean, with respect to an Eligible Board Member, (i) the Regular Benefit, unless the Alternate Benefit has been elected or the Early Benefit granted, (ii) the Alternate Benefit, if elected by such Eligible Board Member within the period set forth in Section 3(c), unless the Early Benefit has been granted, or (iii) the Early Benefit, if granted by the Board.

                  (g) Vacancies. Although the Board will retain the right to increase or decrease its size, it shall be the general policy of the Board to replace each Retired Board Member by selecting a new Independent Board Member from candidates recommended by the remaining Independent Board Members.

                  (h) Consulting. Each Retired Board Member may render such services for the Adopting Funds, for such compensation, as may be agreed upon from time to time by such Retired Board Member and the Board of the Adopting Funds.

                  (i) Transition Provisions. The Plan will be effective for all Eligible Board Members who have dates of Retirement occurring on or after the Adoption Date. Periods of Eligible Service shall include periods commencing prior to such date.

                    Adopted by the Boards of the  Oppenheimer  Quest Funds,  the
                         Oppenheimer Rochester Funds and the Oppenheimer MidCap Fund, December 12, 2000


                                                /s/ Andrew J. Donohue
                                                --------------------------------
                                                Andrew J. Donohue, Secretary

                                   SCHEDULE A



                  Oppenheimer Quest Capital Value Fund, Inc.
                  Oppenheimer Quest Global Value Fund, Inc.
                  Oppenheimer Quest For Value Funds:
                           Oppenheimer Quest Balanced Value Fund
                           Oppenheimer Quest Opportunity Value Fund
                           Oppenheimer Quest Small Cap Fund
                  Oppenheimer Value Fund, Inc.
                  Bond Fund Series:
                           Oppenheimer Convertible Securities Fund
                  Rochester Fund Municipals
                  Rochester Portfolio Series:
                           Limited Term New York Municipal Fund
                  Oppenheimer MidCap Fund